Execution Version

SECOND AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER
This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of April 21, 2017 (this “Amendment”), is entered into by and among Delek US Holdings, Inc., a Delaware corporation (“Parent”), Delek Holdco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“HoldCo”), Dione Mergeco, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo (“Parent Merger Sub”), and Astro Mergeco, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo (“Astro Merger Sub” and, together with HoldCo and Parent Merger Sub, the “HoldCo Parties”), and Alon USA Energy, Inc., a Delaware corporation (the “Company”). Each of the HoldCo Parties and Parent may be referred to herein individually as a “Buyer Party” and collectively as the “Buyer Parties.” Each of HoldCo, Parent, the Company, Parent Merger Sub and Astro Merger Sub may be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated January 2, 2017 as amended by the First Amendment to Agreement and Plan of Merger dated February 27, 2017 (the “Merger Agreement”);
WHEREAS, the Required Company Vote (as such term is defined in the Merger Agreement) has not yet been obtained, and the Parties desire to amend the Merger Agreement pursuant to Section 10.2 of the Merger Agreement and make such other related agreements as are described in this Amendment;
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:
ARTICLE I
AMENDMENTS
1.1    Excluded Company Common Stock Definition. The following sentence is hereby added to Section 1.1 of the Merger Agreement after the definition of “Exchange Ratio”:
““Excluded Company Common Stock” shall have the meaning set forth in Section 3.1(b)(i).”
1.2    Astro Merger. Section 3.1(b)(i) of the Merger Agreement is hereby deleted and replaced in its entirety as follows:
“Company Common Stock. Subject to Sections 3.4(e) and 3.5, each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Astro Effective Time (other than (x) Company Common Stock owned by Parent and its Subsidiaries, which shall remain outstanding (“Excluded Company Common Stock”), and (y) the Company Common Stock held in the treasury of the Company, which shall be canceled without any consideration being exchanged therefor) shall, subject to Section 3.5, be converted at the Astro Effective Time into the right to receive and be exchangeable for 0.504 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of New Common Stock (the “Astro Merger Consideration,” and together with the Parent Merger Consideration, the “Merger Consideration”). As of the Astro

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Effective Time, all such shares of Company Common Stock (other than Excluded Company Common Stock) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Astro Merger Consideration, any dividends or other distributions payable pursuant to Section 3.4(c) and any cash in lieu of fractional shares of New Common Stock payable pursuant to Section 3.4(e), in each case to be issued or paid in accordance with such sections, without interest. For the avoidance of doubt, the Excluded Company Common Stock, including any fractional shares thereof, shall remain outstanding and shall not be cancelled.”
1.3    Rights as Stockholders; Share Transfers. Section 3.2 of the Merger Agreement is hereby deleted and replaced in its entirety as follows:
“Rights as Stockholders; Share Transfers. At the Parent Effective Time and Astro Effective Time, respectively, each share of Parent Common Stock and Company Common Stock (other than Excluded Company Common Stock), respectively, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Parent Stockholder and Company Stockholder holding a certificate representing Parent Common Stock or Company Common Stock (other than Excluded Company Common Stock), as applicable (a “Certificate”), and each Parent Stockholder or Company Stockholder holding non-certificated Parent Common Stock or Company Common Stock (other than Excluded Company Common Stock) represented by book-entry, as applicable (“Book‑Entry Shares”), shall cease to be a Parent Stockholder or Company Stockholder, as applicable, and cease to have any rights with respect thereto, except the right to receive (a) the Merger Consideration, (b) and any cash to be paid in lieu of any fractional shares of New Common Stock in accordance with Section 3.4(e), and (c) any cash amounts payable in accordance with Section 3.4(c) following such stockholder’s compliance with Section 3.4(b) or Section 3.4(h), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.4. For the avoidance of doubt, the certificates representing Excluded Company Common Stock shall remain outstanding and shall not be cancelled.”
1.4    Closing of Stock Transfer Books. The initial sentence of Section 3.3 of the Merger Agreement is hereby deleted and replaced in its entirety as follows:
“At the Parent Effective Time and Astro Effective Time, respectively, the stock transfer books of each of Parent and the Company, respectively, shall be closed and no transfer of Parent Common Stock or Company Common Stock (other than Excluded Company Common Stock), as applicable, shall thereafter be made.”
1.5    Exchange Agent. Section 3.4(a) of the Merger Agreement is hereby deleted and replaced in its entirety as follows:
“Exchange Agent. Prior to the Parent Effective Time, Parent shall appoint a Person (such as, but not limited to, a commercial bank or trust company) reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging the shares of Company Common Stock (other than Excluded Company Common Stock) and Parent Common Stock for shares of New Common Stock and cash in lieu of fractional shares of New Common Stock as required by this Article III (the “Exchange Agent”). At the Parent Effective Time, HoldCo shall cause Astro Merger Sub and Parent Merger Sub to deposit with the Exchange Agent for the benefit of the holders of the applicable shares of Company

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Common Stock (other than Excluded Company Common Stock) and Parent Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, shares of New Common Stock. HoldCo agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to make payments for any dividends pursuant to Section 3.4(c) and payments in lieu of any fractional shares of New Common Stock pursuant to Section 3.4(e), in each case without interest. Any cash (including for any fractional shares of New Common Stock in accordance with Section 3.4(e) and any dividends with respect to New Common Stock in accordance with Section 3.4(c)) and shares of New Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for the shares of Company Common Stock (other than Excluded Company Common Stock) or Parent Common Stock, as applicable, pursuant to this Agreement. Except as contemplated by Sections 3.4(c) and 3.4(e), the Exchange Fund shall not be used for any other purpose.”
1.6    Exchange Procedures. Section 3.4(b) of the Merger Agreement is hereby deleted and replaced in its entirety as follows:
“Exchange Procedures. Promptly after the Astro Effective Time, HoldCo shall instruct the Exchange Agent to mail to each record holder of shares of Parent Common Stock as of the Parent Effective Time and Company Common Stock as of the Astro Effective Time (in each case, other than holders of Existing Company Restricted Stock Awards, Existing Parent Restricted Stock Awards, Existing Parent Stock Options and Excluded Company Common Stock (i) a letter of transmittal (which shall specify that, in respect of certificated shares of Company Common Stock (other than Excluded Company Common Stock) or Parent Common Stock, as applicable, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and agreed to by Parent and the Company prior to the Parent Effective Time) (the “Letter of Transmittal”) and (ii) instructions (which shall be in customary form and agreed to by Parent and the Company prior to the Parent Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon proper surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Shares) as may be required pursuant to such instructions, each holder who held shares of Company Common Stock (other than Excluded Company Common Stock) or Parent Common Stock, as applicable, immediately prior to the Parent Effective Time or Astro Effective Time, respectively, (other than holders of Existing Company Restricted Stock Awards, Existing Parent Restricted Stock Awards, and Existing Parent Stock Options and Excluded Company Common Stock) shall be entitled to receive in exchange therefor, (A) shares of New Common Stock which shall be in uncertificated book-entry form and which shall represent, in the aggregate, the number of shares of New Common Stock that such holder has the right to receive pursuant to this Article III (after taking into account all shares of Company Common Stock or Parent Common Stock, as applicable, then held by such holder) or as applicable (B) a check or electronic transfer to the account of such holder in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III (after taking into account all shares of Company Common Stock or Parent Common Stock, as applicable, then held by such holder), consisting of any cash payable in lieu of any fractional shares of New Common Stock pursuant to Section 3.4(e) and any dividends

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pursuant to Section 3.4(c). No interest shall be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional shares of New Common Stock, or any dividend payable pursuant to Section 3.4(c). In the event of a transfer of ownership of shares of Company Common Stock (other than Excluded Company Common Stock) or Parent Common Stock that has not been registered in the transfer records of the Company or Parent, as applicable, the Merger Consideration payable in respect of such shares may be paid to a transferee, if the Certificate representing such shares or evidence of ownership of the Book-Entry Shares is presented to the Exchange Agent, and, in the case of both certificated and book-entry shares of Company Common Stock (other than Excluded Company Common Stock) or Parent Common Stock, as applicable, accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such shares of Company Common Stock or Parent Common Stock, as applicable, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates, if any, or Book-Entry Shares have been surrendered, as contemplated by this Section 3.4, each Certificate or Book-Entry Shares shall be deemed at any time after the Parent Effective Time or Astro Effective Time, as applicable, to represent only the right to receive upon such delivery and surrender the Merger Consideration payable in respect of shares of Company Common Stock (other than Excluded Company Common Stock) or Parent Common Stock, as applicable, any cash amounts payable in lieu of fractional shares of New Common Stock and any dividends pursuant to Section 3.4(c).”
1.7    Fractional New Common Stock. The initial sentence of Section 3.4(e) of the Merger Agreement is hereby deleted and replaced in its entirety as follows:
“No certificates or scrip representing fractional shares of New Common Stock or book-entry credit of the same shall be issued or delivered in exchange for Company Common Stock converted in the Astro Merger, and such fractional interests of Company Common Stock will not entitle the owner thereof to vote or to have any rights as a holder of any share of New Common Stock.”
ARTICLE II
MISCELLANEOUS
2.1    Definitions. Unless the context otherwise requires, the capitalized terms used in this Amendment shall have the meanings set forth in the Merger Agreement.
2.2    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.
2.3    References. Each reference to this “Agreement” or other similar terms in the Merger Agreement or in any related document shall, unless the context otherwise requires, mean the Merger Agreement as amended by this Amendment.
2.4    Construction. This Amendment shall be governed by all of the provisions of the Merger Agreement, including those relating to construction, enforcement, notices, governing law and others set forth

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in Article X thereof, which shall be deemed to have been set forth herein, mutatis mutandis, unless the context otherwise requires.
2.5    Ratification. The Merger Agreement, as amended by this Amendment, is in all respects ratified, approved and confirmed. Except as expressly modified by this Amendment, all other terms and conditions of the Merger Agreement shall remain in full force and effect.
(Signature Pages Follow)

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first referred to above.
COMPANY:
ALON USA ENERGY, INC.

By:	/s/ Shai Even
Name:	Shai Even
Title:	SVP & CFO

PARENT:
DELEK US HOLDINGS, INC.

By:	/s/ Frederec Green
Name:	Frederec Green
Title:	EVP / COO

By:	/s/ Mark Smith
Name:	Mark Smith
Title:	EVP

HOLDCO:
DELEK HOLDCO, INC.

By:	/s/ Frederec Green
Name:	Frederec Green
Title:	EVP / COO

By:	/s/ Mark Smith
Name:	Mark Smith
Title:	EVP

[Signature Page to Second Amendment to Merger Agreement]

PARENT MERGER SUB:
DIONE MERGECO, INC.

By:	/s/ Frederec Green
Name:	Frederec Green
Title:	EVP / COO

By:	/s/ Mark Smith
Name:	Mark Smith
Title:	EVP

ASTRO MERGER SUB:
ASTRO MERGECO, INC.

By:	/s/ Frederec Green
Name:	Frederec Green
Title:	EVP / COO

By:	/s/ Mark Smith
Name:	Mark Smith
Title:	EVP

[Signature Page to Second Amendment to Merger Agreement]